Exhibit 10.3

AMENDMENT TO MANAGEMENT AND ADVISORY SERVICES AGREEMENT

This Amendment to Management and Advisory Service Agreement is made this 15th day of March, 2007 (this “Agreement”), between HUGHES COMMUNICATIONS, INC., a Delaware corporation (the “Advisor”); and HUGHES NETWORK SYSTEMS, LLC, a Delaware limited liability company (“HNS”).

WHEREAS, the parties have entered into a Management and Advisory Service Agreement dated March 27, 2006; and

WHEREAS, pursuant to Section 8(e) of the Agreement, the parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, the parties hereto hereby agree as follows:

Section 1.     Definitions. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Agreement.

Section 2.     Amendments.

2.1     Fees. Section 3 of the Management Services Agreement is hereby terminated, with effect from January 1, 2007.

Section 3.     Miscellaneous.

3.1     Ratification of Management Services Agreement. As modified hereby, the Management Services Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects.

3.2     Counterparts. This Amendment may be executed in two or more counterparts, which may be by facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

3.3     Headings. The headings in this Amendment are for reference purposes only and will not in any way affect the meaning or interpretation of this Amendment.

3.4     Governing Law. This Amendment shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction. Subject to Section 8 of the Management Services Agreement (which shall apply to this Amendment as though set out in full in this Amendment, with the necessary changes), each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Amendment (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U. S. certified or registered mail to its respective address set forth in Section 8 of the Management Services Agreement) shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of exclusive venue of any litigation arising out of this Amendment in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties have caused this Amendment to Management and Advisory Services Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

HUGHES NETWORK SYSTEMS, LLC

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: VP, General Counsel & Secretary

HUGHES COMMUNICATIONS, INC.

By:	/s/ Grant A. Barber
Name: Grant A. Barber
Title: Executive VP & Chief Financial Officer